Exhibit 99.1

FOR IMMEDIATE RELEASE
For additional information, contact at (214) 981-5000:
Leldon E. Echols, Executive Vice President and Chief Financial Officer
Matthew G. Moyer, Vice President—Investor Relations
http://www.centex.com
CENTEX REPORTS RECORD SECOND QUARTER RESULTS
Operating earnings grow 51% to $514 million
Earnings per diluted share from continuing operations increase 61% to $2.49
Fiscal Year 2006 earnings from continuing operations raised to a range of
$9.65 to $9.85 per diluted share
DALLAS - October 25, 2005: Centex Corporation (NYSE: CTX) today announced record second quarter revenues, operating earnings and diluted earnings per share.
Highlights of the quarter ended September 30, 2005 (compared to last year’s second quarter):
•	Revenues increased 26% to $3.63 billion

•	Net earnings grew 59% to $335 million, which includes the benefit from a tax refund of $28 million or $0.21 per diluted share

•	Home Building operating margin was 15.9%, up 260 basis points

•	Home Building unit backlog rose 19%, dollar value grew 30%

•	Home closings increased 17%, sales (orders) rose 12%
     “We performed very well in the quarter, achieving strong closings growth, increased backlog and expanded operating margins,” said Tim Eller, Centex’s Chairman and CEO. “The long-term fundamentals driving the industry remain strong. Our sharpened focus on home building, our diverse geographic and product mix, emphasis on quality and customer satisfaction, and industry leadership position provide opportunities for continued superior performance in the years ahead.”
HOME BUILDING
     Fiscal 2006’s second quarter revenues from Centex Homes were $2.89 billion, 36% higher than the same quarter last year. Operating earnings from Centex Homes were $459 million for the quarter this year, 62% higher than the same quarter a year ago.

CENTEX REPORTS RECORD SECOND QUARTER RESULTS, Page 2 of 4
     This 62% increase in operating earnings was achieved on a 17% increase in closings to 9,157 homes, as well as a 260 basis point improvement in operating margin to 15.9%. The improvement was primarily due to an increase in housing operating margin and a higher contribution from land sales. The housing operating margin improved primarily due to an increase in the average sales price of delivered homes, SG&A leverage and continuing process improvements. Housing operating margin increased 48% and improved by 150 basis points excluding earnings from land sales and other income.
     Centex posted $173 million in land sales and other revenue, which contributed operating earnings of $59 million in the quarter. These land sales were primarily in the areas of Naples, Fla. and Washington, D.C. Profit from land and lot sales is now expected to be approximately $100 million for the current fiscal year, up from a previously-expected range of $25 to $75 million.
     For the current six months, revenues from Centex Homes were $5.29 billion, 31% higher than the same period in fiscal 2005. Operating earnings from Centex Homes were $800 million for the six-month period this year, 58% higher than the year-ago period.
OTHER BUSINESSES
CTX Mortgage
     Operating earnings from CTX Mortgage totaled $21 million for this year’s second quarter versus $22 million for the same quarter a year ago. Total originations increased 16%, driven by a 20% increase in originations from home building operations. CTX Mortgage provided loans to 75% of Centex Homes’ buyers during the second quarter.
Centex Home Equity Company
     Centex Home Equity Company (CHEC) reported operating earnings of $34 million for the second quarter of fiscal 2006, a 9% improvement over last year’s second quarter. The increased earnings were driven by the growth in the loan portfolio partially offset by a lower return on that portfolio. CHEC’s loan servicing portfolio, on which it earns an interest margin, reached $8.54 billion, growing 19% versus last year. The return earned on the servicing portfolio fell 16 basis points to 1.63% for the second fiscal quarter of 2006 due to an increase in borrowing costs and competitive industry pricing.
Construction Services
     Operating earnings from Construction Services were $4 million for the second quarter this year, resulting in an operating margin of 1%, down 19 basis points from last year’s second quarter. New contracts for the quarter were approximately $837 million, increasing the backlog of uncompleted construction contracts at September 30, 2005 to $2.80 billion, 79% more than at the same date a year ago. Operating margins in this backlog are anticipated to be higher than those posted this quarter and within historical averages.
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CENTEX REPORTS RECORD SECOND QUARTER RESULTS, Page 3 of 4
ADDITIONAL DEVELOPMENTS
     On September 16, 2005 the company completed the sale of its United Kingdom home building operations. Net proceeds of the sale, after projected foreign and domestic taxes, were approximately $290 million. The transaction is consistent with the company’s strategic plan to focus on its domestic home building operations. Substantially all the proceeds from this transaction will be used for share repurchases.
     Centex repurchased 1,000,000 shares in the quarter at an average price of $70.03 per share. The company has 5,000,000 shares remaining in its current repurchase authorization and intends to continue to repurchase shares during the third fiscal quarter.
     Second quarter earnings also included a $28 million payment from the U.S. Treasury that was effectively a tax refund. This payment increased earnings by approximately $0.21 per diluted share.
     Centex recently announced that it is exploring strategic alternatives for its sub-prime mortgage operation, Centex Home Equity Company. The alternatives being considered include a possible sale of CHEC. This is consistent with Centex’s strategic intentions to focus on its home building business. If a decision is made to sell, the Board of Directors will determine the use of net proceeds, which may include investment in home building operations and additional share repurchases.
OUTLOOK
     Based on its strong operating performance in the second quarter and the strength of the backlog, the company is raising its guidance for fiscal 2006 earnings from continuing operations to a range of $9.65 to $9.85 per diluted share, which would represent earnings per share growth of 32% to 35% over last fiscal year.
     Centex Corporation will hold its annual investor conference in New York City on Tuesday, November 15, 2005. Centex will update its earnings outlook and provide important perspectives on the actions the company is taking to strengthen its leadership position in the home building industry. The conference will be held at the Hudson Theatre at the Millennium Broadway Hotel, 145 West 44th Street, just east of Broadway. Participants can register for the conference electronically at http://www.centexevents.com.
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CENTEX REPORTS RECORD SECOND QUARTER RESULTS, Page 4 of 4
     Centex’s senior management will conduct a conference call to discuss the second quarter fiscal year 2006 financial results at 10 a.m. Eastern Time (9 a.m. Central Time) on Wednesday, October 26. The conference call, accompanied by a slide presentation, will be webcast simultaneously on the Centex Web site at http://www.centex.com. A replay of the call, as well as the presentation, will be archived on that site.
# # #
Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Centex is discussing its beliefs, estimates or expectations. Such statements include projections, forecasts, and plans and objectives of management for future operations and operating and financial performance, as well as any related assumptions. These statements are not historical facts or guarantees of future performance but instead represent only Centex’s belief at the time the statements were made regarding future events, which are subject to significant risks, uncertainties and other factors, many of which are outside of Centex’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. These risks and uncertainties are described in greater detail in Centex’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2005 (including under the captions “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), as well as recent Quarterly Reports on Form 10-Q, which are on file with the SEC and may be obtained free of charge through the Web site maintained by the SEC at http://www.sec.gov. The factors discussed in these reports include, but are not limited to, changes in national or regional economic or business conditions, including employment levels and interest rates, competition, shortages or price changes in raw materials, or labor shortages, and other factors that could affect demand for our homes, mortgage loans or construction services or the profitability of our operations. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. Centex makes no commitment, and disclaims any duty, to update or revise any forward-looking statement to reflect future events or changes in Centex’s expectations.
NOTE ATTACHMENTS:
(1) Revenues and Earnings by Lines of Business
(2) Condensed Consolidated Balance Sheets
(3) Condensed Consolidated Cash Flows
(4) Supplemental Home Building Data
(5) Housing Activity by Geographic Area
(6) Housing Activity Dollar Values by Geographic Area
(7) Supplemental Financial Services Data
(8) Supplemental Financial Data
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Attachment 1
Centex Corporation and Subsidiaries
Revenues and Earnings by Lines of Business
(Dollars in thousands, except per share data)

	Quarter Ended			Six Months Ended
	September 30,			September 30,
	(unaudited)			(unaudited)
	2005	2004(B)	Change	2005	2004(B)	Change
Revenues
Home Building (A)	$2,888,409	$2,131,577	36%	$5,287,586	$4,030,673	31%
Financial Services	326,232	276,923	18%	630,068	551,244	14%
Construction Services	391,922	452,228	(13%)	757,977	886,445	(14%)
Other	23,167	24,296	(5%)	47,857	83,717	(43%)

Total	$3,629,730	$2,885,024	26%	$6,723,488	$5,552,079	21%

Operating Earnings
Home Building (A)	$458,636	$283,165	62%	$799,540	$506,754	58%
Financial Services	53,731	53,252	1%	101,461	110,826	(8%)
Construction Services	4,030	5,514	(27%)	6,726	9,980	(33%)
Other	(2,887)	(2,302)	(25%)	(5,648)	5,040	(212%)

Total Operating Earnings	513,510	339,629	51%	902,079	632,600	43%

Corporate General Expenses	(23,558)	(19,019)		(44,160)	(38,604)
Interest Expense	(3,072)	(4,711)		(5,696)	(9,117)

Earnings from Continuing Operations Before Income Taxes	486,880	315,899	54%	852,223	584,879	46%

Income Taxes	(152,065)	(112,540)		(290,251)	(209,673)

Earnings from Continuing Operations	334,815	203,359	65%	561,972	375,206	50%

Earnings (Loss) from Discontinued Operations, net (A)	(285)	7,253		6,228	12,639

Net Earnings	$334,530	$210,612	59%	$568,200	$387,845	47%

Earnings Per Share — Basic
Earnings per Share — Continuing Operations	$2.60	$1.64	59%	$4.37	$3.03	44%
Earnings per Share — Discontinued Operations	—	0.06		0.05	0.10

Earnings Per Share — Basic	$2.60	$1.70	53%	$4.42	$3.13	41%

Earnings Per Share — Diluted
Earnings per Share — Continuing Operations	$2.49	$1.55	61%	$4.17	$2.86	46%
Earnings per Share — Discontinued Operations	—	0.06		0.05	0.10

Earnings Per Share — Diluted	$2.49	$1.61	55%	$4.22	$2.96	43%

Average Shares Outstanding:
Basic	128,565,026	124,036,791	4%	128,618,235	123,806,272	4%
Diluted	134,526,936	130,981,144	3%	134,725,654	131,122,570	3%

(A)	Home Building excludes the United Kingdom Home Building operations which was sold in September, 2005 and is reflected in discontinued operations.

(B)	Certain prior year items have been reclassified to conform to current period classifications.

Attachment 2
Centex Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions)
(unaudited)

	Centex Corporation and Subsidiaries		Centex Corporation*		Financial Services
	September 30,	March 31,	September 30,	March 31,	September 30,	March 31,
	2005	2005	2005	2005	2005	2005

Assets
Cash —
Unrestricted	$254	$503	$241	$491	$13	$12
Restricted	472	378	50	53	422	325
Receivables —
Residential Mortgage Loans Held for Investment	8,537	7,914	—	—	8,537	7,914
Residential Mortgage Loans Held for Sale	2,014	1,775	—	—	2,014	1,775
Other Receivables	747	792	547	594	200	198
Inventories —
Homebuilding	7,970	6,439	7,970	6,439	—	—
Land Held Under Option Agreements not Owned	699	457	699	457	—	—
Other	9	33	4	27	5	6
Investments	284	164	1,029	736	—	—
Property and Equipment, net	163	160	120	117	43	43
Goodwill	217	217	206	205	11	12
Deferred Charges and Other Assets	697	502	399	333	298	169
Assets of Discontinued Operations	—	677	—	677	—	—

	$22,063	$20,011	$11,265	$10,129	$11,543	$10,454

Liabilities and Stockholders’ Equity
Accounts Payable and Accrued Liabilities	$2,276	$2,109	$2,125	$1,950	$247	$114
Debt
Non-Financial Services	3,739	3,108	3,739	3,108	—	—
Financial Services	10,645	9,721	—	—	10,645	9,721
Liabilities of Discontinued Operations	—	334	—	334	—	—
Minority Interests	671	458	669	456	2	2
Stockholders’ Equity	4,732	4,281	4,732	4,281	649	617

	$22,063	$20,011	$11,265	$10,129	$11,543	$10,454

*	In the supplemental data presented above, “Centex Corporation” represents the consolidation of all subsidiaries other than those included in Financial Services. Transactions between Centex Corporation and Financial Services have been eliminated from the Centex Corporation and Subsidiaries balance sheets. We believe that separate disclosure of the consolidating information is useful because: the Financial Services subsidiaries operate in a distinctly different financial environment that generally requires significantly less equity to support their higher debt levels compared to the operations of our other subsidiaries; the Financial Services subsidiaries have structured their financing programs substantially on a stand-alone basis; and Centex Corporation has limited obligations with respect to the indebtedness of its Financial Services subsidiaries. Management uses this information in its financial and strategic planning.

Attachment 3
Centex Corporation and Subsidiaries
Condensed Consolidated Cash Flows
(Dollars in millions)
(unaudited)

	Centex Corporation and Subsidiaries		Centex Corporation*		Financial Services
	For the Six Months Ended September 30,		For the Six Months Ended September 30,		For the Six Months Ended September 30,
	2005	2004	2005	2004	2005	2004

Cash Flows — Operating Activities
Net Earnings	$568	$388	$568	$388	$56	$69
Adjustments —
Depreciation and Amortization	34	28	25	19	9	9
Other Noncash Adjustments	(109)	57	(51)	(32)	(89)	42
(Increase) Decrease in Loans Held for Sale	(239)	253	—	—	(239)	253
(Increase) Decrease in Inventories	(1,542)	(937)	(1,544)	(939)	2	2
Other Operating Activities	15	(48)	113	14	43	(83)

	(1,273)	(259)	(889)	(550)	(218)	292

Cash Flows — Investing Activities
Increase in Loans Held for Investment	(671)	(733)	—	—	(671)	(733)
Other Investing Activities	219	(39)	87	(12)	(9)	(6)

	(452)	(772)	87	(12)	(680)	(739)

Cash Flows — Financing Activities
Increase (Decrease) in Short-Term Debt, net	1,587	94	(4)	77	1,591	17
Issuance of Long-Term Debt, net	4	829	671	382	(667)	447
Other Financing Activities	(113)	5	(113)	5	(25)	(22)

	1,478	928	554	464	899	442

Effect of Exchange Rate on Cash	(2)	—	(2)	—	—	—

Net (Decrease) Increase in Cash and Cash Equivalents	(249)	(103)	(250)	(98)	1	(5)
Cash and Cash Equivalents at Beginning of Period	503	179	491	161	12	18

Cash and Cash Equivalents at End of Period	$254	$76	$241	$63	$13	$13

*	In the supplemental data presented above, “Centex Corporation” represents the consolidation of all subsidiaries other than those included in Financial Services. Transactions between Centex Corporation and Financial Services have been eliminated from the Centex Corporation and Subsidiaries cash flows. We believe that separate disclosure of the consolidating information is useful because: the Financial Services subsidiaries operate in a distinctly different financial environment that generally requires significantly less equity to support their higher debt levels compared to the operations of our other subsidiaries; the Financial Services subsidiaries have structured their financing programs substantially on a stand-alone basis; and Centex Corporation has limited obligations with respect to the indebtedness of its Financial Services subsidiaries. Management uses this information in its financial and strategic planning.

Attachment 4
Centex Corporation and Subsidiaries
Supplemental Home Building Data
(Dollars in thousands, except per unit data)
(unaudited)

	Quarter Ended September 30,				Six Months Ended September 30,
	2005		2004		2005		2004
HOME BUILDING

Revenues — Housing	$2,715,899	100.0%	$2,053,139	100.0%	$5,074,027	100.0%	$3,925,411	100.0%
Cost of Sales — Housing	(1,922,562)	(70.8%)	(1,491,284)	(72.6%)	(3,596,166)	(70.9%)	(2,853,063)	(72.7%)

Gross Margin — Housing	793,337	29.2%	561,855	27.4%	1,477,861	29.1%	1,072,348	27.3%

Revenues — Land Sales & Other	172,510		78,438		213,559		105,262
Cost of Sales — Land Sales & Other	(113,439)		(64,609)		(150,555)		(99,726)

Gross Margin — Land Sales & Other	59,071		13,829		63,004		5,536

Total Gross Margin	852,408	29.5%	575,684	27.0%	1,540,865	29.1%	1,077,884	26.7%

Selling, General & Administrative	(399,730)	(13.8%)	(295,809)	(13.9%)	(759,697)	(14.4%)	(582,192)	(14.4%)

Other Income	5,958	0.2%	3,290	0.2%	18,372	0.4%	11,062	0.3%

Operating Earnings	$458,636	15.9%	$283,165	13.3%	$799,540	15.1%	$506,754	12.6%

Units Closed	9,157		7,831		17,392		15,214

Average Unit Sales Price	$296,593		$262,181		$291,745		$258,013
% Change	13.1%		7.3%		13.1%		8.0%

Operating Earnings per Unit	$50,086		$36,159		$45,972		$33,308
% Change	38.5%		21.3%		38.0%		21.8%

Average Neighborhoods	615		576		611		573
% Change	6.8%		3.0%		6.6%		2.7%
LOT POSITION

	As of September 30,
	2005	2004	Change

Lot Owned and Controlled:

Lots Owned	106,041	85,335	24%

Lots Controlled	179,590	136,979	31%

Total	285,631	222,314	28%

Attachment 5
Centex Corporation and Subsidiaries
Supplemental Home Building Data
Housing Activity (Units) by Geographic Area

	Closings
	Quarter Ended September 30,			Six Months Ended September 30,
	2005	2004	Change	2005	2004	Change
Mid-Atlantic	1,749	1,317	33%	3,294	2,620	26%
Southeast	1,633	1,296	26%	3,086	2,605	18%
Midwest	1,762	1,684	5%	3,327	3,208	4%
Southwest	2,418	2,120	14%	4,606	4,108	12%
West Coast	1,595	1,414	13%	3,079	2,673	15%

	9,157	7,831	17%	17,392	15,214	14%

	Sales (Orders) Backlog
	As of September 30,
	2005	2004	Change
Mid-Atlantic	3,835	3,316	16%
Southeast	5,445	4,692	16%
Midwest	3,372	3,238	4%
Southwest	4,862	3,359	45%
West Coast	3,657	3,122	17%

	21,171	17,727	19%

	Sales (Orders)
	Quarter Ended September 30,			Six Months Ended September 30,
	2005	2004	Change	2005	2004	Change
Mid-Atlantic	1,697	1,659	2%	3,707	3,135	18%
Southeast	1,690	1,664	2%	3,525	3,590	(2%)
Midwest	1,752	1,480	18%	3,387	3,054	11%
Southwest	2,767	2,263	22%	5,780	4,598	26%
West Coast	1,649	1,430	15%	3,575	3,150	13%

	9,555	8,496	12%	19,974	17,527	14%

Attachment 6
Centex Corporation and Subsidiaries
Supplemental Home Building Data
Housing Activity (Values) by Geographic Area

	Housing Revenues - Closings
	(Dollars in thousands)
	Quarter Ended September 30,			Six Months Ended September 30,
	2005	2004	Change	2005	2004	Change
Mid-Atlantic	$582,091	$371,224	57%	$1,079,369	$744,223	45%
Southeast	464,207	320,366	45%	859,402	637,583	35%
Midwest	385,758	356,435	8%	720,366	677,337	6%
Southwest	447,574	350,937	28%	826,810	665,163	24%
West Coast	836,269	654,177	28%	1,588,080	1,201,105	32%

	$2,715,899	$2,053,139	32%	$5,074,027	$3,925,411	29%

	Sales (Orders) Backlog Value
	(Dollars in thousands)
	As of September 30,
	2005	2004	Change
Mid-Atlantic	$1,370,548	$1,056,202	30%
Southeast	1,635,146	1,304,092	25%
Midwest	757,856	697,633	9%
Southwest	1,163,118	623,610	87%
West Coast	2,034,364	1,684,051	21%

	$6,961,032	$5,365,588	30%

Attachment 7
Centex Corporation and Subsidiaries
Supplemental Financial Services Data
CTX Mortgage Company

	Quarter Ended September 30,			Six Months Ended September 30,
	2005	2004	Change	2005	2004	Change
Originations
Builder	6,245	5,206	20%	11,864	10,225	16%
Retail	12,904	11,349	14%	25,215	25,503	(1%)

Total	19,149	16,555	16%	37,079	35,728	4%

Applications
Builder	7,148	5,721	25%	14,464	11,867	22%
Retail	11,658	9,957	17%	22,247	20,824	7%

Total	18,806	15,678	20%	36,711	32,691	12%

Loan Volume (in billions)	$4.28	$3.09	38%	$8.10	$6.59	23%

Average Loan Size	$223,400	$186,700	20%	$218,400	$184,500	18%

Operating Profit per Loan	$1,080	$1,315	(18%)	$1,132	$1,506	(25%)

Centex Home Equity Company

	Quarter Ended September 30,			Six Months Ended September 30,
	2005	2004	Change	2005	2004	Change

Originations	12,364	10,819	14%	23,640	22,339	6%

Applications	111,290	99,333	12%	216,197	197,298	10%

Loan Volume (in billions)	$1.63	$1.26	30%	$3.04	$2.70	12%

Average Loan Size	$132,200	$116,300	14%	$128,400	$120,800	6%

Earnings As a % of Average Portfolio Accounting Method Loans	1.63%	1.79%		1.50%	1.67%

     Servicing Portfolio:

	As of September 30,
	2005	2004	Change
Number of Loans:
Portfolio Accounting Method	86,550	79,607
Serviced for Others	18,815	15,508

Total	105,365	95,115	11%

Servicing Portfolio (in billions):
Portfolio Accounting Method	$8.54	$7.18
Serviced for Others	1.79	1.21

Total	$10.33	$8.39	23%

Attachment 8
Centex Corporation and Subsidiaries
Supplemental Financial Data — Debt-to-Capitalization Ratio
(Dollars in millions)

	As of September 30,	As of March 31,	As of September 30,
	2005	2005	2004
Debt/Capitalization *
Debt	$3,739	$3,108	$2,737
Minority Interests	669	456	490
Less Minority Interests on Lot Options	(629)	(416)	(463)
Stockholders’ Equity	4,732	4,281	3,485

Capitalization	8,511	7,429	6,249
Less Unrestricted Cash	(241)	(491)	(63)

Net Capitalization	$8,270	$6,938	$6,186

Debt-to-Capitalization Ratio	43.9%	41.8%	43.8%

Net Debt-to-Capitalization Ratio	42.3%	37.7%	43.2%

Consolidated Debt/Capitalization **
Debt	$14,384	$12,829	$11,504
Minority Interests	671	458	491
Less Minority Interests on Lot Options	(629)	(416)	(463)
Stockholders’ Equity	4,732	4,281	3,485

Capitalization	19,158	17,152	15,017
Less Unrestricted Cash	(254)	(503)	(76)

Net Capitalization	$18,904	$16,649	$14,941

Consolidated Debt-to-Capitalization Ratio	75.1%	74.8%	76.6%

Consolidated Net Debt-to-Capitalization Ratio	74.7%	74.0%	76.5%

*	Capitalization includes debt, minority interest (excluding lot options), and stockholders’ equity. Capitalization presented above reflects Financial Services on an equity basis and does not include debt attributable to Financial Services.

**	Consolidated capitalization includes debt, minority interest (excluding lot options), and stockholders’ equity, including Financial Services.
Net debt-to-capitalization ratios are provided reflecting net capitalization, including net debt (debt less unrestricted cash), minority interest (excluding lot options), and stockholders’ equity. See Attachments 2 and 3 of the Earnings Release for more information.